EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 1, 1996, relating to the financial statements of Enigma Logic, Inc., included in the Proxy Statement dated August 5, 1996, (File No. 0-27074), incorporated by reference to the Current Report on Form 8-K dated September 12, 1996 and included in the Current Report on Form 8-K/A dated November 12, 1996. We also consent to the reference to us under the heading "Experts" in such prospectus.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
San Jose, CA
November 22, 1996